UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)*

Cango Inc.

(Name of Issuer)

Class A Ordinary Shares

(Title of Class of Securities)

137586103(1)

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1) This CUSIP number applies to the Issuer’s American Depositary Shares, each representing two Class A Ordinary Shares of the Issuer

1.	Names of Reporting Persons Warburg Pincus Cango Fintech Investment Company Limited
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) CO

1.	Names of Reporting Persons Warburg Pincus Private Equity XII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus Private Equity XII-B, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus Private Equity XII-D, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus Private Equity XII-E, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons WP XII Partners, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus XII Partners, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus China (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus China Partners (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons Warburg Pincus XII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons WP Global LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons Warburg Pincus Partners II, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus Partners GP LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons Warburg Pincus & Co.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons Warburg Pincus (Cayman) China GP, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus (Cayman) China GP LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons Warburg Pincus Partners II (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus (Bermuda) Private Equity GP Ltd.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) CO

Item 1(a).	Name of Issuer

Cango Inc. (the “Issuer”)

Item 1(b).	Address of the Issuer’s Principal Executive Offices

10A, Building 3, Youyou Century Plaza
428 South Yanggao Road, Pudong New Area
Shanghai 200127, People’s Republic of China

Item 2(a).	Names of Persons Filing

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”:

(i) Warburg Pincus Cango Fintech Investment Company Limited;

(ii) Warburg Pincus Private Equity XII, L.P.;

(iii) Warburg Pincus Private Equity XII-B, L.P.;

(iv) Warburg Pincus Private Equity XII-D, L.P.;

(v) Warburg Pincus Private Equity XII-E, L.P.;

(vi) WP XII Partners, L.P.;

(vii) Warburg Pincus XII Partners, L.P.;

(viii) Warburg Pincus China (Cayman), L.P.;

(viv) Warburg Pincus China Partners (Cayman), L.P.;

(xi) Warburg Pincus XII, L.P.;

(xii) WP Global LLC;

(xiii) Warburg Pincus Partners II, L.P.;

(xiv) Warburg Pincus Partners GP LLC;

(xv) Warburg Pincus & Co.;

(xvi) Warburg Pincus (Cayman) China GP, L.P.;

(xvii) Warburg Pincus (Cayman) China GP LLC;

(xviii) Warburg Pincus Partners II (Cayman), L.P.; and

(xiv) Warburg Pincus (Bermuda) Private Equity GP Ltd. (“WP Bermuda”).

Item 2(b).	Address of the Principal Business Office, or if none, Residence

For all Warburg Pincus Reporting Persons:
450 Lexington Avenue, New York, New York 10017, U.S.A

Item 2(c).	Citizenship

See responses to Item 4 of each cover page.

Item 2(d).	Title of Class of Securities

Class A Ordinary Shares

Item 2(e).	CUSIP Number

137586103

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a (n):

Not Applicable.

Item 4.	Ownership

(a) Amount beneficially owned:

See responses to Item 9 on each cover page.

(b) Percent of Class:

See responses to Item 11 on each cover page.

(c) Number of shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii) Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii) Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv) Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

Warburg Pincus Cango Fintech Investment Company Limited

By:	/s/ David Sreter
Name:	David Sreter
Title:	Director

Warburg Pincus Private Equity XII, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus Private Equity XII-B, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus Private Equity XII-D, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus Private Equity XII-E, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

WP XII Partners, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus XII Partners, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus China (Cayman), L.P.

By:	Warburg Pincus (Cayman) China GP, L.P., its general partner
By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus China Partners (Cayman), L.P..

By:	Warburg Pincus (Cayman) China GP, L.P., its general partner
By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus LLC

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Managing Director

Warburg Pincus XII, L.P.

By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

WP Global LLC

By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus Partners II, L.P.

By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus Partners GP LLC

By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus & Co.

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus (Cayman) China GP, L.P.

By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus (Cayman) China GP LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus Partners II (Cayman), L.P.

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus (Bermuda) Private Equity GP Ltd.

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

EXHIBIT LIST

Exhibit 99.1	Joint Filing Agreement, dated as of February 14, 2019 incorporated by reference to Exhibit 99.1 to the Schedule 13G filed February 14, 2019.